EX: 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Declares Increased Dividend and

Announces Full Year Operating Earnings For 2020

CAMBRIDGE, MA. (January 26, 2021) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent of Cambridge Trust Company (“Cambridge Trust”), today announced net income of $31,959,000 for the year ended December 31, 2020, representing an increase of $6,702,000, or 26.5%, as compared to net income of $25,257,000 for the year ended December 31, 2019. Diluted earnings per share were $5.03 for 2020, representing a 6.3% decrease over diluted earnings per share of $5.37 for 2019.

The results for the year ended December 31, 2020, included the merger accounting impact of the current expected credit loss accounting standard (“CECL”) within the provision for credit losses, merger expenses, office closures and related one-time occupancy expenses, and other non-operating items. Operating net income excluding these items was $43,870,000 for the year ended December 31, 2020, an increase of $14,714,000, or 50.5%, as compared to operating net income of $29,156,000 for 2019. Operating diluted earnings per share were $6.90 for 2020, representing an 11.3% increase over operating diluted earnings per share of $6.20 for 2019.

For the quarter ended December 31, 2020, net income was $13,014,000, representing an increase of $5,905,000, or 83.1%, as compared to net income of $7,109,000 for the quarter ended December 31, 2019. Diluted earnings per share were $1.86 for the fourth quarter of 2020, representing an increase of 31.0% over diluted earnings per share of $1.42 for the fourth quarter of 2019.

Excluding non-operating expenses, operating net income was $14,353,000 for the quarter ended December 31, 2020, an increase of $6,431,000, or 81.2%, as compared to operating net income of $7,922,000 for the quarter ended December 31, 2019. Operating diluted earnings per share were $2.05 for the fourth quarter of 2020, representing a 29.7% increase over operating diluted earnings per share of $1.58 for the fourth quarter of 2019.

During the fourth quarter of 2020, the Company closed its South End branch location and a support office location in Boston and recorded occupancy expenses of $1.2 million related to these closures within non-operating expenses. These closures are expected to generate approximately $700,000 of pre-tax annual expense savings once completed. The Company is actively reviewing its remaining physical office footprint, anticipating and planning for a general increase in remote and hybrid work over the long term.

2020 Highlights:

•	Asset quality remains strong with ratios of non-performing loans to total loans at 0.28% at December 31, 2020, and non-performing assets to total assets at 0.27% at December 31, 2020.
•

In continued support of our clients, we have deferred or adjusted payments on 0.7% of total loans outstanding at December 31, 2020, as compared to 3.2% and 5.2% of total loans outstanding at September 30, 2020 and June 30, 2020, respectively.

•	The allowance for credit loss (“ACL”) to total loans was 1.19% at December 31, 2020, excluding loans made under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”).
•

Performance ratios for the year ended December 31, 2020 were strong with Operating Return On Assets (“ROA”) of 1.25%, Operating Return On Tangible Common Shareholders’ Equity (“ROTCE”) of 14.38%, and Operating Pre-Tax Pre-Provision (“PTPP”) Return on Average Assets (“ROAA”) of 1.96%.

•	Tangible common equity ratio of 8.91% at December 31, 2020.

•	Tangible book value per share of $50.07 at December 31, 2020, an increase of $3.41, or 7.3%, from $46.66 at December 31, 2019.
•	Client Wealth Management Assets of $4.2 billion at December 31, 2020, an increase of $715.0 million, or 20.7%, from 2019.
•	Organic core deposit growth of $422.9 million, or 19.4%, from December 31, 2019.

A supplemental presentation for the quarterly and full year results is available on our investor relations website: ir.cambridgetrust.com or within the hyperlink provided within this release. This presentation includes additional details regarding the loan portfolio, liquidity position, and other financial disclosures.

“2020 was a remarkable year, and not soon forgotten.  While challenging for all, the Cambridge Trust team delivered with terrific energy and enthusiasm in supporting clients and our communities,” noted Denis K. Sheahan, Chairman and CEO. “In addition, we enter 2021 even stronger than 2020 with a healthy balance sheet, solid capital and liquidity levels and plenty of opportunity ahead in wonderful markets.”

Balance Sheet

Total assets increased $1.1 billion, or 38.3%, from $2.8 billion at December 31, 2019, inclusive of the Wellesley Bancorp, Inc. (“Wellesley”) merger and were $3.9 billion at December 31, 2020.

Total loans increased $926.9 million, or 41.6%, from December 31, 2019, inclusive of the Wellesley merger, and totaled $3.2 billion as of December 31, 2020.

Inclusive of the impact of the Wellesley merger:

•	Residential real estate loans increased by $381.3 million from $917.6 million at December 31, 2019 to $1.3 billion at December 31, 2020.
•	Commercial real estate loans increased by $298.4 million, from $1.1 billion at December 31, 2019 to $1.4 billion at December 31, 2020.
•	Commercial & industrial loans increased by $214.6 million from $133.2 million at December 31, 2019 to $347.9 million at December 31, 2020.
•

Loans under the SBA’s PPP amounted to $124.2 million at December 31, 2020. PPP loans are included in commercial & industrial loans. During the fourth quarter of 2020, we received repayments on PPP loans totaling $67.5 million. Additionally, as of December 31, 2020, the Company had 76 applications totaling $25.9 million submitted to the SBA for forgiveness.

Excluding the impact of the Wellesley merger and PPP loans, total loans decreased by $35.0 million, or 1.6%, from December 31, 2019. Total loans outstanding, excluding changes in PPP loans, decreased by $63.1 million, or 1.9%, from September 30, 2020 as a result of continued payoffs and pay-downs of residential, commercial mortgage and commercial & industrial loans during the quarter due to the low interest rate environment.

The Company’s total investment securities portfolio increased by $86.2 million, or 21.6%, from $398.5 million at December 31, 2019 to $484.7 million at December 31, 2020 as the Company invested excess cash.

Total deposits increased by $1.0 billion, or 44.3%, to $3.4 billion at December 31, 2020, from $2.4 billion at December 31, 2019, primarily driven by a combination of the impact of the Wellesley merger and organic deposit growth. A table accompanying this release provides detail regarding organic loan and deposit growth.

•	Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $971.7 million, or 44.6%, to $3.1 billion from $2.2 billion at December 31, 2019.
•	Excluding the impact of the Wellesley merger, organic growth in core deposits was $422.9 million, or 19.4% from December 31, 2019.
•

The cost of total deposits for the quarter ended December 31, 2020 was 0.17%. The cost of total deposits for the year ended December 31, 2020 was 0.25%, as compared to 0.70% for the year ended December

31, 2019, a reduction of 45 basis points driven by a reduction of interest rates during 2020. At December 31, 2020, the spot cost of deposits was 0.18%.

Certificates of deposit totaled $254.8 million at December 31, 2020, an increase of $72.5 million from $182.3 million at December 31, 2019, primarily due to the impact of the Wellesley merger. Total brokered certificates of deposit, which are included within certificates of deposit, were $30.8 million and $7.1 million at December 31, 2020 and December 31, 2019, respectively.

Borrowings were $33.0 million at December 31, 2020, representing a $102.7 million, or 75.7%, decrease from $135.7 million at December 31, 2019, as the Company utilized excess cash to pay down borrowings. Additionally, during the fourth quarter of 2020, the Company redeemed $10.0 million in subordinated debt, bearing a 6.0% coupon, assumed as part of the Wellesley merger.

Net Interest and Dividend Income

For the quarter ended December 31, 2020, net interest and dividend income before provision for credit losses decreased by $881,000, or 2.5%, to $34.1 million, as compared to $35.0 million for the quarter ended September 30, 2020. This change was primarily due to lower yields on average earning assets and lower loan accretion associated with merger accounting partially offset by lower cost of funds and accelerated interest income of $1.2 million from PPP loans that have been forgiven. Accelerated interest income on PPP loans represents the amount of deferred income that was remaining on loans that were forgiven during the quarter.

The Company’s net interest margin, on a fully taxable equivalent basis decreased by 6 basis points to 3.67% for the quarter ended December 31, 2020, as compared to 3.73% for the quarter ended September 30, 2020.

For the year ended December 31, 2020, net interest and dividend income before provision for credit losses increased by $41.5 million, or 52.8%, to $120.2 million, as compared to $78.7 million for the year ended December 31, 2019. The Company’s net interest margin, on a fully taxable equivalent basis, increased 43 basis points to 3.65% for the year ended December 31, 2020, as compared to 3.22% for the year ended December 31, 2019.

In order to provide greater disclosure of the impact of loan related merger accounting, the impact of the SBA’s PPP loan program and excess cash, a reconciliation of the Company’s net interest margin to an adjusted net interest margin is shown below. Excluding the impact of merger-related loan accretion and the impact of PPP loans, the adjusted net interest margin for the quarter ended December 31, 2020 was 3.27%, representing a 14 basis points decrease over the adjusted net interest margin for September 30, 2020 of 3.41%. The estimated impact of excess cash during the quarter decreased the net interest margin by approximately 4 basis points as shown below.

	Three Months Ended
	December 31, 2020
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$3,710,858
Net interest income on a fully taxable equivalent basis (GAAP)		$34,266
Net interest margin (GAAP)			3.67%
Less: Paycheck Protection Program loan impact	(162,421)	(2,240)	-0.08%
Less: Accretion of loan fair value adjustments		(2,897)	-0.32%
Adjusted net interest margin on a fully taxable equivalent basis	$3,548,437	$29,129	3.27%
Less: Excess cash impact	(54,545)	(55)	0.04%
Normalized adjusted net interest margin on a fully taxable equivalent basis	$3,493,892	$29,074	3.31%

Excluding the impact of merger-related loan accretion and the impact of PPP loans, the adjusted net interest margin for the year ended December 31, 2020, was 3.36%, representing a 14 basis points increase over the net interest margin for the year ended December 31, 2019 of 3.22%.

	For the Year Ended
	December 31, 2020
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$3,305,820
Net interest income on a fully taxable equivalent basis (GAAP)		$120,797
Net interest margin (GAAP)			3.65%
Less: Paycheck Protection Program loan impact	(120,048)	(4,062)	0.01%
Less: Accretion of loan fair value adjustments		(9,791)	-0.30%
Adjusted net interest margin on a fully taxable equivalent basis	$3,185,772	$106,944	3.36%

Provision for Credit Losses

During the fourth quarter of 2020, the Company recorded a release of credit losses of $120,000 primarily due to net recoveries during the quarter and a reduction in overall loan balances. Partially offsetting the decrease were changes in assumptions associated with estimated losses as a result of the novel coronavirus (“COVID-19”) pandemic both qualitatively and quantitatively given the extraordinarily uncertain duration and impact of COVID-19 on loan losses. For the year ended December 31, 2020, the Company recorded a total provision for credit losses of $18.3 million, which includes $9.4 million associated with the expected impact of the COVID-19 pandemic on future loan losses and $8.6 million for the recognition of the non-operating impact of merger related CECL accounting.

Noninterest Income

Total noninterest income decreased by $131,000, or 1.2% to $10.8 million for the quarter ended December 31, 2020, as compared to $10.9 million for the quarter ended September 30, 2020. Noninterest income was 24.1% of total revenue for the quarter ended December 31, 2020.

•

Wealth Management revenue increased by $39,000, or 0.5%, to $8.1 million during the fourth quarter of 2020, as compared to $8.0 million during the quarter ended September 30, 2020. Wealth Management Assets under Management and Administration increased by $219.4 million, or 5.6% to $4.2 billion as of December 31, 2020, as compared to $3.9 billion as of September 30, 2020, primarily due to appreciation in the equity markets during the fourth quarter of 2020.

•	Gain on loans sold decreased by $207,000 during the fourth quarter of 2020, as compared to the quarter ended September 30, 2020, due to lower sales of residential mortgages into the secondary market.

Inclusive of the Wellesley merger, total noninterest income increased by $3.1 million, or 8.6%, to $39.5 million for the year ended December 31, 2020, as compared to $36.4 million for the year ended December 31, 2019, primarily as a result of higher wealth management revenue and increases on gains on loans sold, partially offset by lower deposit and ATM related fees, lower loan related derivative income and other fee income. Noninterest income was 24.7% of total revenue for year ended December 31, 2020.

•

Wealth Management revenue increased by $3.3 million, or 12.3%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019, as a result of the impact of the Wellesley merger and appreciation in the equity markets during 2020.

•

Gain on loans sold increased by $680,000, or 58.1%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019, due to increased sales of residential mortgages given the low-rate environment and active refinance market.

•	Other income decreased by $201,000, or 10.4%, for the year ended December 31, 2020 primarily as a result of lower loan prepayment income during 2020.
•	ATM/Debit card income decreased by $105,000, or 7.4%, for the year ended December 31, 2020 primarily as a result of the pandemic’s impact on transactions during 2020.
•

Loan related derivative income decreased by $195,000, or 11.6%, for the year ended December 31, 2020, primarily due to valuation adjustments associated with changes in interest rates on existing derivative transactions.

Noninterest Expense

Total noninterest expense increased by $1.7 million, or 6.6%, to $27.1 million for the quarter ended December 31, 2020, as compared to $25.4 million for the quarter ended September 30, 2020, primarily driven by an increase in salaries and employee benefit expense, branch and office closure related expenses, merger related expenses, and higher marketing expense.

•

Non-operating expenses of $1.8 million during the quarter were primarily the result of Wellesley related merger expenses of $581,000 and branch and office closure expenses of $1.2 million associated with the two locations discussed above.

•

Salaries and employee benefit expense increases of $929,000, or 5.9%, were primarily driven by increases in long-term equity compensation expenses of $439,000 as a result of an increase in performance metrics as compared to peers and increases in short-term incentive expenses of $425,000 related to performance versus forecasted expectations.

•	Marketing expense increases of $235,000, or 56.0%, were primarily driven by the timing of the Company’s marketing spend.

Noninterest expense increases during the quarter were partially offset by lower FDIC insurance expense of $131,000.

Total noninterest expense increased by $19.9 million, or 25.5%, to $98.1 million for the year ended December 31, 2020, as compared to $78.2 million for the year ended December 31, 2019. This increase was primarily driven by increases in salaries and employee benefits expense, merger and other non-operating expenses including branch and office closure related expenses, occupancy and equipment expense, and higher data processing expense resulting from our mergers with Optima in 2019 and Wellesley in 2020 as described below.

•

Salaries and employee benefits expense increased by $11.5 million, or 24.2%, primarily as a result of increased staffing related to the mergers with Optima and Wellesley in 2019 and 2020, respectively, additions to support business initiatives, normal merit increases and higher employee benefit costs.

•

Non-operating expense increased by $2.9 million primarily due to merger expenses associated with the Wellesley merger and branch and office closure expenses of $1.2 million during the fourth quarter of 2020 as previously described.

•	Occupancy and equipment expense increased by $2.1 million, or 19.8%, primarily as a result of additional branches and office space as a result of the mergers with Optima and Wellesley.
•	Data processing expense increased by $1.4 million, or 22.9%, primarily as a result of the mergers with Optima and Wellesley.

Asset Quality

Non-performing loans totaled $9.0 million, or 0.28% of total loans outstanding, as of December 31, 2020. Net loan recoveries were $174,000, or 0.02% of total loans (annualized), for the three months ended December 31, 2020, as compared to net charge-offs of $213,000, or 0.03% of total loans (annualized), for the three months ended September 30, 2020.

Net loan charge-offs were $439,000, or 0.01% of total loans, for the year ended December 31, 2020, as compared to $1.6 million, or 0.07% of total loans, for the year ended December 31, 2019. Early stage delinquency (30-89 days delinquent) represented 0.72% of total loans outstanding as of December 31, 2020.

The following table shows additional and historical information regarding non-performing assets, early stage delinquency (30-89 days delinquent), purchased credit deteriorated (“PCD”) assets, and troubled debt restructurings:

	Nonperforming Assets
	December 31, 2020	September 30, 2020	December 31, 2019
	(dollars in thousands)
Total nonperforming loans	$8,962	$9,189	$5,651
Other real estate owned	1,820	1,820	163
Total nonperforming assets	$10,782	$11,009	$5,814
Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$811	$811	$227
Performing	—	—	—
Total troubled debt restructurings	$811	$811	$227
Nonperforming loans/total loans	0.28%	0.28%	0.25%
Nonperforming assets/total assets	0.27%	0.28%	0.20%
TDRs/total loans	0.03%	0.02%	0.01%

	Additional Asset Quality Indicators
	December 31, 2020	September 30, 2020	December 31, 2019
Purchased Credit Deteriorated ("PCD")/total loans	0.54%	0.59%	—
Delinquent loans 30-89 days past due/total loans	0.72%	0.40%	0.50%
Quarterly Net (charge-offs) recoveries/total loans (annualized)	0.02%	(0.03)%	(0.03)%
Year to date net (charge-offs) recoveries/total loans	(0.01)%	(0.02)%	(0.07)%
Allowance for credit losses/nonperforming loans	401.88%	390.90%	321.71%
Allowance for credit losses/total loans excluding PPP	1.19%	1.16%	0.82%

The allowance for credit losses in total was $36.0 million, or 1.19% of total loans outstanding, at December 31, 2020 excluding PPP loans, as compared to $18.2 million, or 0.82% of total loans outstanding, at December 31, 2019.

Forbearance/Modifications

The Company has instituted payment deferral programs to aid existing borrowers with payment forbearance. For commercial and consumer borrowers, the Company has endeavored to provide payment relief for borrowers who have been impacted by the COVID-19 pandemic and have requested payment assistance. Detailed information on payment deferrals is included within the supplemental earning release information that can be found within the link below or at ir.cambridgetrust.com.

Income Taxes

Inclusive of the impact of the Wellesley merger, the Company’s effective tax rate was 27.2% for the quarter ended December 31, 2020, as compared to 27.3% for the quarter ended December 31, 2019. For the year ended December 31, 2020, the effective tax rate was 26.3%, as compared to 25.5% for the year ended December 31, 2019.

Dividend & Capital

On January 25, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.55 per share, which is payable on February 25, 2021 to shareholders of record as of the close of business on February 11, 2021. This represents an increase of $0.02, as compared to the $0.53 dividend paid in same quarter of 2020.

The Company’s total shareholders’ equity to total assets ratio increased by 13 basis points to 10.17% as of December 31, 2020, as compared to 10.04% as of December 31, 2019. Book value per share increased by $4.94, or 9.3%, to $58.00 as of December 31, 2020, as compared to $53.06 as of December 31, 2019.

The Company’s ratio of tangible common equity to tangible assets was 8.91% at December 31, 2020, as compared to 8.93% at December 31, 2019. Tangible book value per share increased by $3.41, or 7.3%, to $50.07 as of December 31, 2020, as compared to $46.66 as of December 31, 2019.

Supplemental Earnings Release Information:

https://go.cambridgetrust.com/Q4-2020-Earnings-Supplement

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 130-year-old Massachusetts chartered commercial bank with approximately $3.9 billion in assets as of December 31, 2020, and a total of 21 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.2 billion in client assets under management and administration as of December 31, 2020. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at www.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the current global economic uncertainty and economic conditions being less favorable than expected, disruptions to the credit and financial markets, changes in the Company’s accounting policies or in accounting standards, weakness in the real estate market, legislative, regulatory or accounting changes that adversely affect the Company’s business and/or competitive position, the Dodd-Frank Act’s consumer protection regulations, the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence, actions governments, businesses and individuals take in response to the COVID-19 pandemic, the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, challenges from the integration of the Company and Optima and Wellesley resulting in the combined business not operating as effectively as expected, disruptions in the Company’s ability to access the capital markets, the cost savings of the Wellesley merger may not be fully realized or may take longer to realize than expected, operating costs, customer loss and business disruption following the Wellesley merger, including adverse effects on relationships with employees, may be greater than expected, and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2019, which the Company filed on March 17, 2020. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio, return on average assets, return on tangible common equity, efficiency ratio on an operating basis, operating pre-tax pre-provision income, and operating return on average assets.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger, acquisition, and capital raise expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), analysis of return on average assets and return on tangible common equity on an operating basis, the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for non-operating expenses and total revenue adjusted for gain/(loss) on disposition of investment securities), analysis of operating pre-tax pre-provision income over average assets (which is computed by dividing income before taxes adjusted by provision for (release of) credit losses, non-operating expenses, and gain/(loss) on disposition of investment securities over average assets). The Company has included information on tangible book value per share, the tangible common equity ratio, and return on average assets and return on tangible common equity on an operating basis because management believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be nonoperating and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating diluted earnings per share, tangible book value per share, the tangible common equity ratio, and return on average assets, return on average equity, and efficiency ratio on an operating basis are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED QUARTERLY RESULTS

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(dollars in thousands, except per share data)
Interest and Dividend Income	$35,870	$36,881	$26,415	$129,378	$96,339
Interest Expense	1,789	1,919	4,807	9,145	17,643
Net Interest and Dividend Income	34,081	34,962	21,608	120,233	78,696
(Release of) Provision for Credit Losses	(120)	2,000	331	18,310	3,004
Noninterest Income	10,802	10,933	9,933	39,525	36,401
Noninterest Expense	27,127	25,445	21,428	98,085	78,175
Income Before Income Taxes	17,876	18,450	9,782	43,363	33,918
Income Tax Expense	4,862	5,021	2,673	11,404	8,661
Net Income	$13,014	$13,429	$7,109	$31,959	$25,257
Operating Net Income*	$14,353	$14,317	$7,922	$43,870	$29,156

Data Per Common Share:
Basic Earnings Per Share	$1.88	$1.94	$1.43	$5.07	$5.41
Diluted Earnings Per Share	1.86	1.93	1.42	5.03	5.37
Operating Diluted Earnings Per Share*	2.05	2.06	1.58	6.90	6.20
Dividends Declared Per Share	0.53	0.53	0.51	2.12	2.04
Avg. Common Shares Outstanding:
Basic	6,897,450	6,918,692	4,939,973	6,289,481	4,629,255
Diluted	6,970,542	6,954,324	4,980,439	6,344,409	4,661,720

Selected Performance Ratios:
Net Interest Margin, FTE	3.67%	3.73%	3.19%	3.65%	3.22%
Adjusted Net Interest Margin, FTE	3.27%	3.41%	3.19%	3.36%	3.22%
Cost of Funds	0.19%	0.20%	0.71%	0.28%	0.72%
Cost of Interest Bearing Liabilities	0.29%	0.31%	1.01%	0.41%	1.01%
Cost of Deposits	0.17%	0.16%	0.68%	0.25%	0.70%
Cost of Deposits excl. Wholesale Deposits	0.15%	0.14%	0.68%	0.23%	0.67%
Return on Average Assets	1.31%	1.34%	0.98%	0.91%	0.97%
Return on Average Equity	13.05%	13.78%	11.08%	9.09%	11.40%
Efficiency Ratio*	60.44%	55.44%	67.94%	61.40%	67.92%
Operating Return on Average Assets*	1.45%	1.43%	1.10%	1.25%	1.12%
Operating Return on Tangible Common Equity*	16.70%	17.12%	14.29%	14.38%	14.80%
Operating Efficiency Ratio*	56.37%	52.90%	65.27%	56.66%	63.78%
			December 31,	September 30,	December 31,
			2020	2020	2019

Total Assets			$3,949,297	$3,987,109	$2,855,563
Total Loans			3,153,648	3,284,286	2,226,728
Total Deposits			3,403,083	3,331,942	2,358,878
Allowance for Credit Losses			36,016	35,920	18,180
Allowance to Total Loans (excluding PPP)			1.19%	1.16%	0.82%
Non-Performing Loans			8,962	9,189	5,651
Nonperforming loans/total loans			0.28%	0.28%	0.25%
QTD Net Recoveries (Charge-offs) to Total Loans (annualized)			0.02%	(0.03%)	(0.03%)
Tangible Common Equity Ratio*			8.91%	8.60%	8.93%
Book Value Per Share			$58.00	$56.73	$53.06
Tangible Book Value Per Share*			$50.07	$48.80	$46.66
Wealth Management AUM			3,994,152	3,791,064	3,287,371
Wealth Management AUM & AUA			4,167,903	3,948,478	3,452,852
* See GAAP to Non-GAAP Reconciliations

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	September 30, 2020	December 31, 2019
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$75,785	$64,520	$61,335
Investment securities
Available for sale, at fair value (amortized cost $234,252, and $148,635, and $141,109, respectively)	237,030	152,105	140,330
Held to maturity, at amortized cost (fair value $260,139, and $252,428, and $264,114, respectively)	247,672	240,015	258,172
Total investment securities	484,702	392,120	398,502
Loans held for sale, at lower of cost or fair value	6,909	7,379	1,546
Loans
Residential mortgage	1,298,868	1,343,815	917,566
Commercial mortgage	1,358,962	1,364,387	1,060,574
Home equity	106,194	108,343	80,675
Commercial & Industrial	347,855	428,024	133,236
Consumer	41,769	39,717	34,677
Total loans	3,153,648	3,284,286	2,226,728
Less: allowance for credit losses on loans	(36,016)	(35,920)	(18,180)
Net loans	3,117,632	3,248,366	2,208,548
Federal Home Loan Bank of Boston Stock, at cost	5,734	6,492	7,854
Bank owned life insurance	46,169	45,948	37,319
Banking premises and equipment, net	18,158	18,255	14,756
Right-of-use asset operating leases	34,927	37,347	33,587
Deferred income taxes, net	11,639	11,514	8,229
Accrued interest receivable	9,514	9,375	7,052
Goodwill	51,912	51,912	31,206
Merger related intangibles, net	2,977	3,068	3,338
Other assets	83,239	90,813	42,291
Total assets	$3,949,297	$3,987,109	$2,855,563
Liabilities
Deposits
Demand	$1,006,132	$1,011,382	$630,593
Interest bearing checking	625,650	592,113	450,098
Money market	532,218	436,120	181,406
Savings	984,262	975,811	914,499
Certificates of deposit	254,821	316,516	182,282
Total deposits	3,403,083	3,331,942	2,358,878
Borrowings	32,992	135,805	135,691
Subordinated debt	—	9,959	—
Operating lease liabilities	37,448	38,930	35,054
Other liabilities	74,042	77,400	39,379
Total liabilities	3,547,565	3,594,036	2,569,002
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 6,926,728 shares, 6,928,288 shares and 5,400,868 shares, respectively	6,927	6,928	5,401
Additional paid-in capital	226,967	225,361	136,766
Retained earnings	165,404	156,062	146,875
Accumulated other comprehensive income (loss)	2,434	4,722	(2,481)
Total shareholders’ equity	401,732	393,073	286,561
Total liabilities and shareholders’ equity	$3,949,297	$3,987,109	$2,855,563

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$33,510	$34,468	$23,463	$119,447	$84,382
Interest on tax-exempt loans	229	243	199	880	584
Interest on taxable investment securities	1,399	1,404	1,889	6,048	7,963
Interest on tax-exempt investment securities	658	631	580	2,485	2,289
Dividends on FHLB of Boston stock	51	127	109	331	390
Interest on overnight investments	23	8	175	187	731
Total interest and dividend income	35,870	36,881	26,415	129,378	96,339
Interest expense
Interest on deposits	1,416	1,354	4,152	7,295	15,641
Interest on borrowed funds	182	376	655	1,406	2,002
Interest on subordinated debt	191	189	—	444	—
Total interest expense	1,789	1,919	4,807	9,145	17,643
Net interest and dividend income	34,081	34,962	21,608	120,233	78,696
(Release of) Provision for credit losses	(120)	2,000	331	18,310	3,004
Net interest and dividend income after provision for credit losses	34,201	32,962	21,277	101,923	75,692
Noninterest income
Wealth management revenue	8,064	8,025	6,923	29,751	26,499
Deposit account fees	506	603	790	2,595	3,185
ATM/Debit card income	362	349	367	1,308	1,413
Bank owned life insurance income	221	201	158	747	612
Gain (loss) on disposition of investment securities	—	—	—	69	(79)
Gain on loans sold	666	873	679	1,850	1,170
Loan related derivative income	342	292	103	1,479	1,674
Other income	641	590	913	1,726	1,927
Total noninterest income	10,802	10,933	9,933	39,525	36,401
Noninterest expense
Salaries and employee benefits	16,673	15,744	13,141	58,975	47,494
Occupancy and equipment	3,583	3,676	3,042	13,004	10,855
Data processing	2,061	2,084	1,700	7,662	6,232
Professional services	1,081	1,151	1,212	4,190	3,623
Marketing	655	420	585	1,818	1,760
FDIC insurance (credit)	182	313	(78)	992	291
Nonoperating expenses	1,825	1,168	841	7,612	4,721
Other expenses	1,067	889	985	3,832	3,199
Total noninterest expense	27,127	25,445	21,428	98,085	78,175
Income before income taxes	17,876	18,450	9,782	43,363	33,918
Income tax expense	4,862	5,021	2,673	11,404	8,661
Net income	$13,014	13,429	7,109	$31,959	$25,257
Share data:
Weighted average number of shares outstanding, basic	6,897,450	6,918,692	4,939,973	6,289,481	4,629,255
Weighted average number of shares outstanding, diluted	6,970,542	6,954,324	4,980,439	6,344,409	4,661,720
Basic earnings per share	$1.88	$1.94	$1.43	$5.07	$5.41
Diluted earnings per share	$1.86	$1.93	$1.42	$5.03	$5.37

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,174,185	$33,510	4.20%	$3,284,623	$34,468	4.17%	$2,201,984	$23,463	4.23%
Tax-exempt	26,413	290	4.37	22,621	307	5.40	25,344	253	3.96
Securities available for sale (3)
Taxable	167,583	596	1.41	129,957	524	1.60	147,852	722	1.94
Securities held to maturity
Taxable	135,764	803	2.35	147,771	880	2.37	187,584	1,167	2.47
Tax-exempt	100,464	833	3.30	90,698	799	3.50	78,172	734	3.73
Cash and cash equivalents	106,449	23	0.09	67,056	8	0.05	57,036	175	1.22
Total interest-earning assets (4)	3,710,858	36,055	3.87%	3,742,726	36,986	3.93%	2,697,972	26,514	3.90%
Non interest-earning assets	272,011			281,910			188,557
Allowance for credit losses	(35,828)			(33,872)			(18,373)
Total assets	$3,947,041			$3,990,764			$2,868,156
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$638,847	$150	0.09%	$577,294	$164	0.11%	$427,475	$121	0.11%
Savings accounts	980,172	581	0.24	963,253	565	0.23	916,575	2,420	1.05
Money market accounts	498,483	443	0.35	435,417	245	0.22	216,858	678	1.24
Certificates of deposit	285,694	242	0.34	333,366	380	0.45	204,654	933	1.81
Total interest-bearing deposits	2,403,196	1,416	0.23	2,309,330	1,354	0.23	1,765,562	4,152	0.93
Subordinated debt	8,346	191	9.10	9,936	189	7.57	—	—	—
Other borrowed funds	52,106	182	1.39	177,423	376	0.84	125,368	655	2.07
Total interest-bearing liabilities	2,463,648	1,789	0.29%	2,496,689	1,919	0.31%	1,890,930	4,807	1.01%
Non-interest-bearing liabilities
Demand deposits	971,837			986,590			645,807
Other liabilities	114,749			119,762			76,876
Total liabilities	3,550,234			3,603,041			2,613,613
Shareholders’ equity	396,807			387,723			254,543
Total liabilities & shareholders’ equity	$3,947,041			$3,990,764			$2,868,156
Net interest income on a fully taxable equivalent basis		34,266			35,067			21,707
Less taxable equivalent adjustment		(236)			(232)			(208)
Net interest income		$34,030			$34,835			$21,499
Net interest spread (5)			3.58%			3.63%			2.89%
Net interest margin (6)			3.67%			3.73%			3.19%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2020 and 2019.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)

Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020, and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Year Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$2,832,796	$119,447	4.22%	$1,952,374	$84,382	4.32%
Tax-exempt	23,835	1,115	4.68	17,322	740	4.27
Securities available for sale (3)
Taxable	136,776	2,337	1.71	154,256	2,884	1.87
Securities held to maturity
Taxable	152,789	3,711	2.43	204,909	5,079	2.48
Tax-exempt	89,841	3,145	3.50	75,432	2,897	3.84
Cash and cash equivalents	69,783	187	0.27	50,839	731	1.44
Total interest-earning assets (4)	3,305,820	129,942	3.93%	2,455,132	96,713	3.94%
Non interest-earning assets	245,316			162,529
Allowance for loan losses	(27,887)			(17,345)
Total assets	$3,523,249			$2,600,316
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$554,000	$682	0.12%	$417,226	$440	0.11%
Savings accounts	937,247	3,378	0.36	827,279	8,708	1.05
Money market accounts	350,117	1,277	0.36	189,836	2,481	1.31
Certificates of deposit	259,568	1,958	0.75	221,299	4,012	1.81
Total interest-bearing deposits	2,100,932	7,295	0.35%	1,655,640	15,641	0.94%
Subordinated debt	5,408	444	8.21	—	—	—
Other borrowed funds	123,693	1,406	1.14	86,712	2,002	2.31
Total interest-bearing liabilities	2,230,033	9,145	0.41%	1,742,352	17,643	1.01%
Non-interest-bearing liabilities
Demand deposits	838,653			567,500
Other liabilities	103,086			68,847
Total liabilities	3,171,772			2,378,699
Shareholders’ equity	351,477			221,617
Total liabilities & shareholders’ equity	$3,523,249			$2,600,316
Net interest income on a fully taxable equivalent basis		120,797			79,070
Less taxable equivalent adjustment		(895)			(764)
Net interest income		$119,902			$78,306
Net interest spread (5)			3.52%			2.93%
Net interest margin (6)			3.65%			3.22%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2020 and 2019.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)

Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020, and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020.

Organic Loan and Deposit Growth (dollars in thousands)

				December 2020 vs December 2019
	December 31, 2020	December 31, 2019	Balance Acquired	Organic Growth/(Decline) $	Organic Growth/(Decline) %
Loans
Residential mortgage	$1,298,868	$917,566	$403,855	$(22,553)	(2.5%)
Commercial mortgage	1,358,962	1,060,574	290,909	7,479	0.7%
Home equity	106,194	80,675	36,213	(10,694)	(13.3%)
Commercial & Industrial	223,654	133,236	106,664	(16,246)	(12.2%)
Consumer	41,769	34,677	103	6,989	20.2%
Total loans excluding PPP loans	$3,029,447	$2,226,728	$837,744	$(35,025)	(1.6%)
PPP Loans (1)	124,201	—	32,289	91,912	—
Total loans	$3,153,648	$2,226,728	$870,033	$56,887	2.6%
Deposits
Demand	$1,006,132	$630,593	175,912	$199,627	31.7%
Interest bearing checking	625,650	450,098	49,944	125,608	27.9%
Money market	532,218	181,406	250,226	100,586	55.4%
Savings	984,262	914,499	72,700	(2,937)	(0.3%)
Core deposits	3,148,262	2,176,596	548,782	422,884	19.4%
Certificates of deposit	254,821	182,282	212,096	(139,557)	(76.6%)
Total deposits	$3,403,083	$2,358,878	$760,878	$283,327	12.0%

(1)	PPP loans are included within Commercial & Industrial on the face of the Balance Sheet.

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended					Twelve Months Ended
Operating Net Income / Operating Diluted Earnings Per Share	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands, except share data)

Net (Loss) Income (a GAAP measure)	$13,014	$13,429	$(1,716)	$7,232	$7,109	$31,959	$25,257
Add: Merger and Capital issuance expenses	581	1,168	4,366	253	841	6,368	4,721
Add: (Gain) Loss on disposition of investment securities	—	—	(69)	—	—	(69)	79
Add: Provision established for acquired Wellesley loans	—	—	8,638	—	—	8,638	—
Add: Branch and office closure expenses	1,244	—	—	—	—	1,244	—
Tax effect of non-operating adjustments(1)	(486)	(280)	(3,441)	(63)	(28)	(4,270)	(901)
Operating Net Income (a non-GAAP measure)	$14,353	$14,317	$7,778	$7,422	$7,922	43,870	29,156
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(63)	(19)	(4)	(16)	(57)	(64)	(243)
Operating Income Applicable to Common Shareholders (a non-GAAP measure)	$14,290	$14,298	$7,774	$7,406	$7,865	$43,806	$28,913
Weighted Average Diluted Shares	6,970,542	6,954,324	5,912,889	5,432,099	4,980,439	6,344,409	4,661,720
Operating Diluted Earnings Per Share (a non-GAAP measure)	$2.05	$2.06	$1.31	$1.36	$1.58	$6.90	$6.20

(1)

The net tax benefit associated with nonoperating items is determined by assessing whether each nonoperating item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income. The tax effect for quarters ending March, June, and September 2020 have been updated to reflect the final tax deductibility for the year.

	December 31, 2020	September 30, 2020	December 31, 2019
	(in thousands, except share data)
Tangible Common Equity:
Shareholders' equity (GAAP)	$401,732	$393,073	$286,561
Less: Goodwill and acquisition related intangibles (GAAP)	(54,889)	(54,980)	(34,544)
Tangible Common Equity (a non-GAAP measure)	346,843	338,093	252,017
Total assets (GAAP)	3,949,297	3,987,109	2,855,563
Less: Goodwill and acquisition related intangibles (GAAP)	(54,889)	(54,980)	(34,544)
Tangible assets (a non-GAAP measure)	$3,894,408	$3,932,129	$2,821,019
Tangible Common Equity Ratio (a non-GAAP measure)	8.91%	8.60%	8.93%
Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$346,843	$338,093	$252,017
Common shares outstanding	6,926,728	6,928,288	5,400,868
Tangible Book Value Per Share (a non-GAAP measure)	$50.07	$48.80	$46.66

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands, except share data)
Efficiency Ratio: (1)
Noninterest expense	$27,127	$25,445	$21,428	$98,085	$78,175
Net interest and dividend income	34,081	34,962	21,608	120,233	78,696
Total noninterest income	10,802	10,933	9,933	39,525	36,401
Total revenue	$44,883	$45,895	$31,541	$159,758	$115,097
Efficiency Ratio	60.44%	55.44%	67.94%	61.40%	67.92%

Operating Efficiency Ratio: (2)
Noninterest expense	$27,127	$25,445	$21,428	$98,085	$78,175
Merger and capital issuance expenses (Pretax)	(581)	(1,168)	(841)	(6,368)	(4,721)
Branch and office closure expenses	(1,244)	—	—	(1,244)	—
Operating expense (a non-GAAP measure)	25,302	24,277	20,587	90,473	73,454
Total revenue	$44,883	$45,895	$31,541	$159,758	$115,097
Add: (Gain) Loss on disposition of investment securities	—	—	—	(69)	79
Operating revenue (a non-GAAP measure)	$44,883	$45,895	$31,541	$159,689	$115,176
Operating Efficiency Ratio (a non-GAAP measure)	56.37%	52.90%	65.27%	56.66%	63.78%

	Three Months Ended					Twelve Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands, except share data)
Operating Return on Tangible Common Equity: (3)
Operating Net Income (a non-GAAP measure)	$14,353	$14,317	$7,778	$7,422	$7,922	$43,870	$29,156
Average common equity	$396,807	$387,723	$328,065	$291,203	$254,543	$351,477	$221,617
Average Goodwill and merger related intangibles	(54,941)	(55,030)	(41,240)	(34,508)	(34,597)	(46,476)	(24,577)
Average tangible common equity	$341,866	$332,693	$286,825	$256,695	$219,946	$305,001	$197,040
Operating Return on Tangible Common Equity (a non-GAAP measure)	16.70%	17.12%	10.91%	11.63%	14.29%	14.38%	14.80%

Operating Return on Average Assets: (4)
Operating Net Income (a non-GAAP measure)	$14,353	$14,317	$7,778	$7,422	$7,922	$43,870	$29,156
Average assets	$3,947,041	$3,990,764	$3,296,082	$2,848,101	$2,868,156	$3,523,249	$2,600,316
Operating Return on Average Assets (a non-GAAP measure)	1.45%	1.43%	0.95%	1.05%	1.10%	1.25%	1.12%

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands)			(in thousands)
Operating Pre-Tax Pre-Provision (PTPP) Income (5)
Income before income taxes (GAAP)	$17,876	$18,450	$9,782	$43,363	$33,918
Add: (Release of) Provision for Credit Losses (GAAP)	(120)	2,000	331	18,310	3,004
Add: Nonoperating expenses (GAAP)	1,825	1,168	841	7,612	4,721
Add: (Gain) Loss on disposition of investment securities (GAAP)	—	—	—	(69)	79
Operating PTPP Income (a non-GAAP measure)	$19,581	$21,618	$10,954	$69,216	$41,722
Average assets	3,947,041	3,990,764	2,868,156	3,523,249	2,600,316
Operating PTPP Return on Average Assets (a non-GAAP measure)	1.97%	2.16%	1.52%	1.96%	1.60%

(1)	The efficiency ratio represents noninterest expense as a percentage of the sum of net interest and dividend income and noninterest income.
(2)	Operating efficiency ratio represents operating expense as a percentage of operating revenue.
(3)

Operating return on tangible common equity represents operating net income as a percentage of average tangible common equity. Operating income for the quarters ending March, June, and September 2020 have been updated to reflect the final tax deductibility for the year.

(4)

Operating return on average assets represents operating net income as a percentage of average assets. Operating income for the quarters ending March, June, and September 2020 have been updated to reflect the final tax deductibility for the year.

(5)

Operating Pre-Tax Pre-Provision (PTPP) Income represents income before income taxes adjusted for (release of) provision for credit losses, nonoperating expenses, and gain/loss on disposition of investment securities as a percentage of average assets.